                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 17, 2001)
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[UBS AG LOGO]
                                     UBS AG
       $100,000,000 VARIABLE RATE CREDIT LINKED NOTES DUE MARCH 14, 2003
         (LINKED TO THE CREDIT OF GENERAL ELECTRIC CAPITAL CORPORATION)
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     Each note being offered has the terms described beginning on page S-6, including the following:

- Issuer:               UBS AG
- Reference entity:     General Electric Capital
                        Corporation ("GECC")
- Issue:                $100,000,000 principal
                        amount of Variable Rate
                        Credit Linked Notes due
                        March 14, 2003, linked to
                        the credit of GECC
- Key dates:            Trade:           April 24,
                        2002
                        Settlement:      April 26,
                        2002
                        Maturity:      March 14,
                        2003
- Booking branch:       The notes will be booked in
                        UBS AG, Jersey Branch
- Interest:             1-month LIBOR plus .10% per
                        annum
- Initial interest      1.95% (including spread)
  rate:
- Interest payment      The 14th day of each month
  dates:                commencing May 14, 2002
- Interest reset        The 12th day of each month
  dates:                commencing May 12, 2002
- Interest              Second London business day
  determination dates:  preceding the interest reset
                        date

- If early redemption due to a credit event with respect to GECC has not occurred prior to the stated maturity date, the notes will pay at maturity an amount of cash equal to the principal amount of the notes, together with any accrued but unpaid interest.

- If early redemption due to a credit event with respect to GECC occurs prior to the stated maturity date, interest will cease to accrue from and including the credit event determination date and the notes will be redeemed for an amount based on the trading price of debt obligations of GECC selected by the calculation agent.

- YOU MAY LOSE ALL OR SOME OF YOUR INVESTMENT IF A CREDIT EVENT OCCURS WITH
  RESPECT TO GECC BECAUSE THE REDEMPTION AMOUNT MAY BE SUBSTANTIALLY LESS THAN
  THE PRINCIPAL AMOUNT OF THE NOTES, AND, IN SOME CASES, MAY BE ZERO.

- Calculation agent: UBS Warburg LLC

SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

                                                             PRICE TO      UNDERWRITING    PROCEEDS TO
                                                              PUBLIC         DISCOUNT         UBS AG
-------------------------------------------------------------------------------------------------------
Per note.................................................      100%          None              100%
-------------------------------------------------------------------------------------------------------
Total....................................................  $100,000,000      None          $100,000,000
-------------------------------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND ATTACHED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The notes are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States government, or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG may use this prospectus supplement and attached prospectus in the initial sale of any note. In addition, UBS AG, UBS Warburg LLC or any other affiliate of UBS AG may use this prospectus supplement and attached prospectus in a market-making transaction for any note after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and attached prospectus are being used in a market-making transaction.

                                  UBS WARBURG
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 24, 2002.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .....................................................   S-1

Risk Factors ......................................................................   S-2

     You may lose some or all of your principal ...................................   S-2

     In calculating the early redemption amount, the calculation agent has sole discretion to select the debt obligations for valuation and will pick the
     debt obligations that are most advantageous to UBS ...........................   S-2

     The calculation agent has sole discretion to determine that a credit event
     has occurred .................................................................   S-2

     Certain credit events such as a restructuring event (as described under
     "Specific Terms of Your Note - Credit Events") may make an investment in the notes riskier than a direct investment in the senior unsecured
     obligations of GECC ..........................................................   S-2

     You may not have an active trading market in the notes--Sales in the
     secondary market may result in significant losses ............................   S-3

     Trading and other transactions by UBS AG or its affiliates in the
     securities of GECC may adversely affect the value of the notes ...............   S-3

     UBS AG's business activities may create conflicts of interest between you
     and us .......................................................................   S-4

     There are potential conflicts of interest between you and the calculation
     agent ........................................................................   S-4

     UBS AG and its affiliates have no affiliation with GECC, and are not responsible for GECC's public disclosure of information, whether contained
     in SEC filings or otherwise ..................................................   S-4

     We can postpone the maturity date if a credit event occurs ...................   S-5

     You have no rights in the debt obligations of GECC ...........................   S-5

Specific Terms of Your Note .......................................................   S-6

Use of Proceeds and Hedging .......................................................  S-13

GECC ..............................................................................  S-14

Capitalization of UBS .............................................................  S-16

Supplemental Tax Considerations ...................................................  S-17

ERISA Considerations ..............................................................  S-18

Supplemental Plan of Distribution .................................................  S-19


PROSPECTUS

Prospectus Summary ................................................................     3

Cautionary Note Regarding Forward-Looking Information .............................     7

Where You Can Find More Information ...............................................     8

Incorporation of Information About UBS ............................................     8

Presentation of Financial Information .............................................     9

Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management
   and Others .....................................................................    10

Capitalization of UBS .............................................................    10

UBS ...............................................................................    11

Use of Proceeds ...................................................................    13

Description of Notes We May Offer .................................................    14

Considerations Relating to Indexed Notes ..........................................    51

Considerations Relating to Notes Denominated or Payable In or Linked to a
   Non-U.S. Dollar Currency .......................................................    54

U.S. Tax Considerations ...........................................................    57

Tax Considerations Under the Laws of Switzerland ..................................    68

ERISA Considerations ..............................................................    69

Plan of Distribution ..............................................................    70

Validity of the Notes .............................................................    72

Experts ...........................................................................    72

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of the terms of the notes, as well as considerations relating to purchasing a note. All of the information set forth in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and the attached prospectus.

SUMMARY OF TERMS

The notes are 324-day, credit linked notes issued by UBS AG. The notes bear interest at a per annum rate of 1-month LIBOR plus .10%, payable monthly on the 14th day of each month commencing May 14, 2002. Repayment of the principal amount of the notes at maturity is linked to the credit of GECC. If a credit event, as described below, occurs with respect to GECC, UBS AG's obligation to repay the notes may be reduced and, potentially, eliminated. The notes are intended to qualify as a "First Tier Security" under the SEC's Rule 2a-7 under the Investment Company Act of 1940.

WHO SHOULD AND SHOULD NOT CONSIDER PURCHASING THE NOTES?

Investors who seek to invest in a highly rated, short-term security and who are willing to accept the risk of owning debt securities in general and the debt obligations of GECC in particular, may wish to consider purchasing the notes. These are investors who anticipate that a credit event with regard to GECC will not occur during the term of the notes.

Investors who are unwilling to own the debt obligations of GECC or who seek the lower risk (and accept the lower returns) of traditional, fixed-income instruments should not purchase the notes.

SELECTED PURCHASE CONSIDERATIONS

- DIVERSIFICATION. The notes may help to broaden an existing portfolio mix of stocks, bonds, mutual funds and cash.

- U.S. SETTLEMENT. The notes are traded and settled in the U.S. market through The Depository Trust Company.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-2.

- CREDIT RISK. The notes are fully exposed to the credit of GECC and do not provide protection of principal or a guarantee of interest.

- LIQUIDITY. There may be little or no secondary market for the notes. While UBS Warburg LLC and other affiliates of UBS AG intend to make a market in the notes, they are not required to do so. If an investor needs to liquidate notes prior to maturity, he or she may have to sell the notes at a substantial discount from the principal amount. Investors should be willing to hold the notes until maturity.

GECC

The notes are not issued, sponsored, endorsed, sold or promoted by GECC. The notes have not been passed on by GECC as to their legality or suitability. GECC makes no warranties and bears no liability with respect to the notes.

RISK FACTORS

The notes are not secured debt and are riskier than ordinary unsecured debt securities of UBS AG. The repayment of principal on the notes is linked to the credit of GECC and you may lose some or all of the amount you invest in the notes. Investing in the notes is NOT equivalent to investing directly in the debt obligations of GECC. This section describes the most significant risks relating to the notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

If the calculation agent determines that a credit event has occurred with respect to GECC on a date that is before the stated maturity date of the notes, the notes will be redeemed at an amount based on the price of selected publicly traded senior debt obligations of GECC. This redemption amount may be substantially less than the principal amount of the notes and, in some cases, may be zero. In addition, interest will cease to accrue from and including the credit event determination date and for any remaining interest periods thereafter. There is no "principal protection," "guaranteed interest" or limit on the amount of the reduction that may be made to the principal amount of the notes. Accordingly, you will be exposed to the credit of GECC to the full extent of your investment in the notes. YOU CAN LOSE SOME OR ALL OF THE AMOUNT THAT YOU INVEST IN THE NOTES.

IN CALCULATING THE EARLY REDEMPTION AMOUNT, THE CALCULATION AGENT HAS SOLE DISCRETION TO SELECT THE DEBT OBLIGATIONS FOR VALUATION AND WILL PICK THE DEBT OBLIGATIONS THAT ARE MOST ADVANTAGEOUS TO UBS

If a credit event occurs with respect to GECC, the calculation agent will have sole discretion to select for valuation one or more publicly traded senior debt obligations of GECC having a face amount equal to the principal amount of the notes. In doing so, the calculation agent will select the debt obligations for valuation that are most advantageous to UBS, which may result in a lower redemption amount for you. The selection of a particular valuation obligation may cause the early redemption amount to be substantially less than an amount that might have been payable if the calculation agent had selected a different obligation of GECC for valuation.

THE CALCULATION AGENT HAS SOLE DISCRETION TO DETERMINE THAT A CREDIT EVENT HAS OCCURRED

The calculation agent has sole discretion to determine whether and when a credit event has occurred with respect to GECC. Holders will receive a notice describing the credit event in reasonable detail. A holder may disagree with the calculation agent's determination that a credit event has occurred with respect to GECC, but will nevertheless be bound by that determination under the terms of the notes.

CERTAIN CREDIT EVENTS SUCH AS A RESTRUCTURING EVENT (AS DESCRIBED UNDER "SPECIFIC TERMS OF YOUR NOTE - CREDIT EVENTS") MAY MAKE AN INVESTMENT IN THE NOTES RISKIER THAN A DIRECT INVESTMENT IN THE SENIOR UNSECURED OBLIGATIONS OF GECC

A holder of the notes will not have rights equivalent to those of a holder of senior unsecured obligations of GECC. For example, if a restructuring occurs with respect to GECC, a holder of the notes, unlike a holder of GECC's senior unsecured obligations, will have no right to challenge or participate in any element of the restructuring. Consequently, an investment in the notes may be riskier than an investment in the senior unsecured obligations of GECC.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your notes until maturity. There may be little or no secondary market for the notes. It is not possible to predict whether a secondary market will develop for the notes. UBS Warburg LLC and other affiliates of UBS AG currently intend to make a market for the notes but they are NOT required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in the notes at any time.

Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. If you need to sell your notes prior to maturity, you may have to do so at a substantial discount from the initial price, and as a result you may suffer substantial losses.

The value of the notes may move up or down between the date you purchase them and the date of maturity. Therefore, you may sustain a significant loss if you sell the notes in the secondary market during that time. Several factors, most of which are beyond our control, will influence the value of the notes. Factors that may influence the value of the notes include:

      -     the creditworthiness of GECC

      - economic, financial, political and regulatory or judicial events that affect financial markets generally

      -     interest and yield rates in the market

      -     the time remaining to the maturity of the notes

      -     the creditworthiness of UBS AG.

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES IN THE SECURITIES OF GECC MAY ADVERSELY AFFECT THE VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or one or more affiliates intend to hedge our obligations under the notes by entering into credit default swaps with respect to GECC, purchasing securities of GECC or options on GECC securities or executing other derivative instruments with returns linked to or related to changes in the value of such securities. We may adjust these hedges by, among other things, executing or terminating credit default swaps, or purchasing or selling debt securities, options or other derivative instruments, at any time and from time to time. Any of these hedging activities may adversely affect the price of GECC's outstanding debt obligations and, therefore, the value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the notes may decline.

We or one or more of our affiliates may also engage in trading in GECC debt securities and other investments relating to GECC debt securities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the price of

GECC's outstanding debt obligations and, therefore, the value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of GECC's debt securities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

UBS AG'S BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We and one or more of our affiliates may, at present or in the future, engage in business with GECC or its affiliates, including making loans to or equity investments in GECC or its affiliates and its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on GECC and its affiliates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the price of the notes and, therefore, the value of the notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent under the notes. UBS Warburg LLC will, among other things, determine the amount, if any, paid out to you on the notes if they are redeemed early due to a credit event. For a fuller description of the calculation agent's role, see "Role of Calculation Agent" on page S-11. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will have to determine whether a credit event with respect to GECC has occurred. Since these determinations by the calculation agent may affect the amount we will be required to repay to you, the calculation agent may have a conflict of interest as it makes them.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH GECC, AND ARE NOT RESPONSIBLE FOR GECC'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

We and our affiliates are not affiliated with GECC and have no ability to control or predict its actions. We also have no ability to control the public disclosure of corporate actions or any other events or circumstances affecting GECC.GECC IS NOT INVOLVED IN THE OFFER OF THE NOTES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS A HOLDER OF THE NOTES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR NOTES. GECC MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE VALUE OF YOUR NOTES. None of the money you pay for the notes will go to GECC.

This prospectus supplement is not intended to and does not provide detailed information with respect to GECC, or any financial or other risks relating to the business or operations of GECC in general, or to the debt obligations of GECC in particular.

The information on GECC contained in this prospectus supplement is obtained from GECC's publicly available filings. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about GECC contained in this prospectus supplement or in any of GECC's publicly available filings. YOU, AS AN INVESTOR IN THE NOTES, SHOULD MAKE YOUR OWN INVESTIGATION INTO GECC.

WE CAN POSTPONE THE MATURITY DATE IF A CREDIT EVENT OCCURS

If the calculation agent determines that a credit event has occurred prior to the stated maturity date, the stated maturity date will be postponed by the number of days necessary for the calculation agent to calculate and pay the early redemption amount. In no event will the final maturity date be postponed beyond May 26, 2003. See "Postponement of Maturity" on page S-10.

YOU HAVE NO RIGHTS IN THE DEBT OBLIGATIONS OF GECC

As an owner of notes, you will not have special voting rights or rights to receive distributions or any other rights that holders of debt obligations of GECC may have. Moreover, your notes will be paid in cash, and you will have no right to receive delivery of any debt obligation of GECC.

SPECIFIC TERMS OF YOUR NOTE

Please note that, in this section, references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. Also, references in this section to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership of Notes" in the attached prospectus.

Your note is part of a series of debt securities entitled "Medium-Term Notes, Series A" that we may issue under the indenture from time to time. The indenture is described in "Description of Notes We May Offer" in the attached prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Series A medium-term notes are described in "Description of Notes We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the trade date, settlement date, price to public and net proceeds to UBS AG on the front cover relates only to the initial sale of the notes. If you have purchased notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. We may in the future issue additional notes having terms identical to the notes offered by this prospectus supplement.

We describe the terms of your note in more detail below.

MATURITY DATE

The stated maturity date of the notes will be March 14, 2003 unless that day is not a business day, in which case the stated maturity date will be the next following business day. The calculation agent may postpone the maturity date of the notes if a credit event occurs prior to March 14, 2003. See "Postponement of Maturity" on page S-10.

PAYMENT AT MATURITY

Payment at maturity for the notes is different from ordinary debt securities because the notes do not provide a guaranteed return of the original principal invested. On the maturity date the notes will pay to the holders cash in an amount equal to the principal amount of the notes, together with any accrued but unpaid interest, so long as no early redemption has occurred prior to the stated maturity date due to a credit event with respect to GECC. For more information about early redemptions, see "Credit Events" on page S-7.

INTEREST

The notes will bear interest from April 26, 2002 at a per annum rate of 1-month LIBOR plus a spread of .10%, payable monthly in arrears on the 14th day of each month commencing May 14, 2002. However, if the calculation agent determines that a credit event has occurred with respect to GECC on a date prior to the stated maturity date, interest will cease to accrue from and including the credit event determination date. For more information on the credit event determination date, see "Credit Events" on page S-7.

CREDIT EVENTS

By credit event, we mean that one or more of the following credit-related events has occurred with respect to GECC after the original issue date of the notes and to and including the day before the stated maturity date:

-     GECC becomes subject to any of the following bankruptcy related events:

      - it is dissolved (other than pursuant to a consolidation, amalgamation or merger)

      - it suffers an insolvency or inability or failure to pay its debts as they become due

      - it makes a general assignment, arrangement or composition with or for the benefit of its creditors

      - it institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof

      - it passes a resolution for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger)

      - it seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets

      - a secured party takes possession of all or substantially all its assets or a distress, execution, attachment, sequestration or other legal process is levied, enforced or sued on or against all or substantially all its assets and the secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter

      - it causes or becomes subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified above;

- One or more debt obligations of GECC are accelerated due to an event of default or similar event, other than a failure to pay. However,

      - the relevant debt obligations must have a face amount of at least $10 million (or an equivalent amount in another currency); and

      - the obligation must not be repaid, and the default, event of default or similar event must continue to exist, for at least a period of time equal to the greater of (i) 60 days and (ii) the number of days ending on the next payment date with respect to the relevant obligation.

- After the expiration of any applicable grace period, GECC fails to pay when and where due required payments of at least $1 million (or an equivalent amount in another currency) on one or more of its debt obligations, whether in the aggregate or individually; or

- GECC, or a government authority or a private entity charged with regulation of financial markets, agrees to or announces a binding change to one or more debt obligations of GECC (which, for purposes of this paragraph only, must be a multiple holder obligation) with an aggregate face amount of at least $10 million (or an equivalent amount in another currency) that affects the timing or amount of interest payable on the debt obligation, reduces the principal or premium payable on the debt obligation at maturity or at scheduled redemption dates or changes the timing of such payments. Each of these events is a "restructuring event". Such a change will be a credit event only if it is not (i) provided for under the terms of the debt obligation or (ii) due to an administrative adjustment. Furthermore, the change must result directly or indirectly from a deterioration in the creditworthiness or financial condition of GECC. "Multiple holder obligation" means an obligation of GECC that (i) at the time the calculation agent determines that a credit event has occurred, is held by more than three unaffiliated holders, and (ii) with respect to which a percentage of holders (determined pursuant to the terms of the obligation) at least equal to 66 2/3% is required to consent to the event that would otherwise constitute a restructuring event.

Debt obligations, for purposes of these provisions, are obligations in the form of a bond, note, certificated debt security or other debt security or documented by a term loan agreement, revolving loan agreement or other similar credit agreement. Debt obligations may be either debt obligations of GECC itself or debt obligations of another entity that are guaranteed by GECC.

A credit event may occur in circumstances where there is some doubt as to the validity or enforceability of a debt obligation of GECC, or may result from a decision of a court or a governmental authority or a private entity charged with regulation of financial markets, or may result from exchange controls or other capital restrictions. The calculation agent, in its sole discretion, is entitled to disregard these factors in determining whether a credit event has occurred with respect to GECC.

We refer to the date as of which the calculation agent determines that a credit event has occurred as the credit event determination date.

EARLY REDEMPTION DUE TO A CREDIT EVENT

If, in the opinion of the calculation agent, a credit event determination date has occurred, we may, having given at least five business days', but not more than ten days', notice of redemption to the holders, redeem all (but not only some) of the notes by paying the early redemption amount described under "Early Redemption Amount" below. The redemption notice we send to the holders will describe the credit event in reasonable detail and cite publicly available information confirming the occurrence of such event, specify the redemption date and state the early redemption amount.

For purposes of the notice describing the credit event, by "publicly available information" we mean information that reasonably confirms any of the facts relevant to the determination that the credit event has occurred and that (i) has been published in or on not less than two internationally recognized published or electronically displayed news sources (for example, Bloomberg Service, Dow Jones Telerate Service, Reuter Monitor Money Rates Services, Dow Jones News Wire, Wall Street Journal, New York Times, Financial Times and Nihon Keizai Shinbun), except that, if we or any of our affiliates is cited as the sole source of the information, then the information will not be considered publicly available information unless we or our affiliate, as applicable, is acting in the capacity of a trustee, fiscal agent, administrative agent, clearing agent or paying agent for a debt obligation of, or guaranteed by, GECC; (ii) is information received in writing from (A) GECC so long as GECC is not the sole holder of the notes or (B) a trustee, fiscal agent, administrative agent, clearing agent or paying agent for a debt obligation of, or guaranteed by, GECC; (iii) is information contained in any petition or filing instituting a bankruptcy, insolvency, winding-up or liquidation proceeding against or by GECC; or (iv) is information contained in any order, decree or notice, however described, of a court, tribunal, regulatory authority or similar administrative or judicial body. The publicly available information need not state that the occurrence of a particular event with respect to GECC meets one or more of the elements of the credit events described above.

A holder of the notes will not have any right to determine whether or not a credit event has occurred with respect to GECC or require us to redeem the notes before the stated maturity date.

EARLY REDEMPTION AMOUNT

The calculation agent will determine the early redemption amount in the following manner:

Thirty days after the credit event determination date, the calculation agent will for a period of three consecutive business days (commencing as of the thirty-first day or the first succeeding business day if such thirty-first day is not a business day) ask at least three dealers in debt obligations of GECC to give their firm bids for the cash value of selected publicly traded senior debt obligations of GECC. The face amount of these debt obligations must equal the principal amount of the notes. For this purpose, the calculation agent will select, in its sole discretion, one or more debt obligations of GECC for valuation. The specific debt obligations selected by the calculation agent are referred to as valuation obligations and they must:

- rank at least equal in priority of payment with other senior unsecured obligations of GECC

-     be payable only in U.S. dollars

- not be repayable in an amount determined by reference to any formula or subject to any contingency

- bear interest at either a fixed or floating rate that is paid on a periodic basis and computed on a benchmark interest rate plus or minus a spread, if any

- with regard to any credit event other than a restructuring event, be transferable to institutional investors without any contractual, statutory or regulatory restriction (other than resale restrictions such as pursuant to Rule 144A or Regulation S under the Securities Act of 1933, as amended)

- with regard to a credit event that is a restructuring event, be transferable or capable of being assigned or novated to one or more eligible transferees (e.g., a bank, insurance company, mutual fund or a corporation) without the consent of any party being required

- with regard to any credit event other than a restructuring event, have a remaining maturity from the credit event determination date of no greater than forty-four months

- with regard to a restructuring event, have a remaining maturity not later than the date that is the earlier of thirty months following the date of the restructuring event and the final maturity date of the restructured obligation, but in any event no earlier than the stated maturity date of the notes and no later than thirty months after the stated maturity of the notes.

If there is more than one debt obligation of GECC that satisfies the above criteria, the calculation agent may select one or more of these obligations for valuation. The calculation agent will select valuation obligations that are most advantageous to UBS AG.

On each of the three business days on which the calculation agent is required to seek bids on the debt obligations of GECC, the calculation agent will seek quotations for the cash value of the valuation obligations at 11:00 a.m. New York time. If on any such day more than three quotations are received, then the early redemption amount will be the arithmetic average of the quotations, ignoring the highest and lowest of such quotations. If on any such day exactly three quotations are received, the early redemption amount will be the quotation remaining after disregarding the highest and lowest quotations. If, after seeking quotations on the third such day, there are fewer than three quotations received, then the calculation agent will wait eighteen days and request quotations (commencing as of the nineteenth day or the first succeeding business day if such nineteenth day is not a business day) from dealers who were not previously asked to provide quotations (to the extent practicable) for a period of three consecutive business days. If the calculation agent once again receives fewer than three quotations on all three of those days then the calculation agent, acting in a commercially reasonable manner, will determine the early redemption amount by making a good faith estimate of the value of the valuation obligations, including using the weighted average of any firm quotations obtained in accordance with the above provisions, each for an amount of debt obligations with a face amount of as large a size as available but less than the principal amount of the notes (but in any event not to be less than $1,000,000). Notwithstanding the above, the calculation agent is required to consider any firm bid offered by a reputable buyer that stands ready and able to execute a transaction at the quoted price that it is aware of. The calculation agent may determine that the early redemption amount is zero, in which case holders will receive nothing.

Once the calculation agent has determined the early redemption amount, if any, we will give the notice of redemption described above. The early redemption amount, if any, will be paid as soon as practicable and no later than ten days after we give the notice of redemption.

POSTPONEMENT OF MATURITY

If the notes are subject to early redemption due to a credit event, the maturity of the notes will be postponed, if necessary, to permit the calculation agent the number of days set forth above from the credit event determination date to calculate and pay the early redemption amount. For example, if a credit event occurs during the seventy-three days immediately preceding the stated maturity date, the calculation agent will postpone the maturity date by the number of days, if any, necessary to enable it to calculate the early redemption amount and pay the early redemption amount to the holders. In no event will the final maturity date be postponed beyond May 26, 2003.

CORPORATE EVENTS WITH RESPECT TO GECC

If another entity assumes all or substantially all of the obligations of GECC by way of merger, consolidation, amalgamation, transfer or otherwise, then the resulting entity will take the place of GECC, for the purpose of these notes.

DEFAULT AMOUNT ON ACCELERATION

If the maturity of your note is accelerated because an event of default has occurred with respect to UBS AG, you will be entitled to receive the principal amount of the note unless a credit event determination date has occurred prior to the date of acceleration. If a credit event determination date occurs before the date of acceleration, whether or not an event of default has occurred with respect to UBS AG, we will pay you the early redemption amount as described on page S-9 above under "Early Redemption Amount."

OPTIONAL TAX REDEMPTION

We have the right to redeem the notes in the circumstances described under "Description of the Notes We May Offer - Optional Tax Redemption" in the attached prospectus. In this case, the redemption price of the notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic positions.

MANNER OF PAYMENT

On each interest payment date, we will pay the interest to an account designated by the holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. Any payment on a note at maturity or on an early redemption date will be made to an account designated by the holder of the note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the notes, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the banking institutions are authorized or obligated by law or executive order to close in The City of New York, New York or London, England.

BUSINESS DAY CONVENTION

As described in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

ROLE OF CALCULATION AGENT

The calculation agent, in its sole discretion, will make all determinations regarding the occurrence of a credit event, the solicitation of quotations and the calculation of the early redemption amount. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the notes. We may change the calculation agent after the original issue date without notice to you.

BOOKING BRANCH

The notes will be booked through UBS AG, Jersey Branch.

RATING

It is a condition to the issuance of the notes that they will be assigned a rating of A-1+ by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and P-1 by Moody's Investors Service, Inc. ("Moody's").

A security rating is not a recommendation to buy, sell or hold securities and is subject to revisions or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of your note for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates intend to enter into (or have entered into) hedging transactions involving the execution of credit default swaps with respect to GECC, purchases of GECC securities and listed or over-the-counter options on GECC securities or the execution of other derivative transactions with returns linked to or related to changes in the value of such securities prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

      -     execute or terminate credit default swaps;

      -     acquire or dispose of securities of GECC;

      - take or dispose of positions in listed or over-the-counter options or other instruments based on GECC securities; or

      -     do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before a credit event determination date. That step may involve sales or purchases of GECC securities, listed or over-the-counter options on GECC securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" above for a discussion of these adverse effects.

GECC

According to publicly available documents, GECC is a corporation organized under the laws of the State of Delaware. GECC provides a wide variety of financing, asset management, and insurance products and services. GECC has five operating segments.

      - Consumer services offers private-label credit card loans, personal loans, time sales and revolving credit and inventory financing for retail merchants, auto leasing and inventory financing, mortgage servicing, retail businesses and consumer savings and insurance services.

      - Equipment management provides leasing, loans, sales and asset management services for portfolios of commercial and transportation equipment, including aircraft, trailers, auto fleets, modular space units, railroad rolling stock, data processing equipment and marine shipping containers.

      - Mid-market financing provides loans, financing and operating leases and other services to middle-market customers, including manufacturers, distributors and end-users, for a variety of equipment that includes vehicles, corporate aircraft, data processing equipment, medical and diagnostic equipment, and equipment used in construction, manufacturing, office applications, electronics and telecommunications activities.

      - Specialized financing provides loans and financing leases for major capital assets, including industrial facilities and equipment and energy related facilities. It also provides commercial and real estate loans and investments, and loans to and investments in public and private entities in diverse industries.

      - Specialty insurance offers financial guaranty insurance, principally on municipal bonds and asset-backed securities, and private mortgage insurance.

All the outstanding common stock of GECC is owned by General Electric Capital Services, Inc, the common stock of which is in turn wholly owned directly or indirectly by General Electric Company.

GECC's offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927. Debt securities of GECC trade on the New York Stock Exchange under the symbols "GECR 06" and "GECR 35". We have set forth below the credit ratings assigned to GECC by Moody's and S&P. We obtained the information from Bloomberg without independent verification.

      - Moody's has assigned the senior unsecured indebtedness of GECC a rating of Aaa since November 7, 1985; and the short-term indebtedness of GECC a rating of P-1 since January 14, 1972.

      - S&P has assigned the senior unsecured indebtedness of GECC a rating of AAA since December 10, 1990; and the short-term indebtedness of GECC a rating of A-1+ since November 23, 1981.

THE INFORMATION SET FORTH ABOVE IS FOR REFERENCE PURPOSES ONLY AND IS NOT INDICATIVE OF THE FUTURE CREDIT OF GECC NOR OF THE LIKELIHOOD OF THE OCCURRENCE OF A CREDIT EVENT WITH RESPECT TO GECC. A CREDIT EVENT WITH RESPECT TO GECC CAN OCCUR EVEN IN THE ABSENCE OF A RATINGS DOWNGRADE. A SECURITY RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND IS

SUBJECT TO REVISION OR WITHDRAWAL AT ANY TIME BY THE ASSIGNING RATING AGENCY. EACH RATING SHOULD BE EVALUATED INDEPENDENTLY OF ANY OTHER RATING.

Securities of GECC are registered under the Securities Exchange Act of 1934, as amended. Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Copies of this material can also be obtained from the Public Reference Section at prescribed rates. In addition, information filed by GECC with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by GECC under the Exchange Act can be located by reference to its SEC file number: 333-22265.

Information about GECC may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by GECC with the SEC or any of the credit ratings assigned to GECC by the rating agencies.

WE OBTAINED THE INFORMATION ABOUT GECC IN THIS PROSPECTUS SUPPLEMENT FROM GECC'S PUBLIC FILINGS

This prospectus supplement relates only to the notes and does not relate to any security of GECC. We have derived all information about GECC in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of GECC in connection with the offering of the notes. We do not make any representation that the publicly available documents or any other publicly available information about GECC is accurate or complete. Furthermore, we do not know whether GECC has disclosed all events occurring before the date of this prospectus supplement--including events that could affect the accuracy or completeness of the publicly available documents referred to above and the trading price of the notes. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning GECC could affect the market value of the notes.

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT GECC AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or our affiliates currently provide research coverage for GECC or its affiliates and may, from time to time, publish research reports about one or more of them. We may discontinue such coverage or cease writing reports at any time.

We or any of our affiliates may currently or from time to time engage in business with GECC or its affiliates, including making loans to or equity investments in GECC or its affiliates or providing advisory services to GECC or its affiliates, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about GECC. If we or any of our affiliates do acquire non-public information about GECC, we are not obligated to disclose such non-public information to you. AS AN INVESTOR IN THE NOTES, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF GECC AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF FEBRUARY 28, 2002 (UNAUDITED)                    CHF                 USD
--------------------------------------------------------------------------------
                                                            (IN MILLIONS)
Debt
  Debt issued(1) ..................................  166,497              97,509
                                                     -------             -------
  Total Debt ......................................  166,497              97,509
Minority Interest(2) ..............................    4,215               2,469
Shareholders' Equity ..............................   44,068              25,808
                                                     -------             -------
Total capitalization ..............................  214,780             125,786
                                                     -------             -------

----------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2) Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.58565154.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the notes and supplements the discussion of taxes in the attached prospectus. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth there. Except as otherwise noted under "Non-United States Holders" below, this discussion is applicable to you only if you are a United States holder (as defined in the attached prospectus).

U.S. Holders. In the opinion of our counsel, Sullivan & Cromwell, the notes will be treated as debt for U.S. federal income tax purposes. The notes will be short-term notes. For information regarding the U.S. federal income tax treatment of acquiring, holding and disposing of short-term notes, U.S. holders of notes should refer to "U.S. Tax Considerations - Original Issue Discount - Short-term Notes" and "U.S. Tax Considerations - Purchase, Sale and Retirement of the Notes" in the attached prospectus.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA CONSIDERATIONS

We, UBS Warburg LLC and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account or Keogh plan that is subject to the Code (a "Plan"). The purchase of notes by a Plan with respect to which UBS Warburg LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (a "Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of notes by a Plan with respect to which UBS Warburg LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions to those rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS AG has agreed to sell to UBS Warburg LLC and UBS Warburg LLC has agreed to purchase from UBS AG, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. UBS Warburg LLC intends to resell the offered notes at the original issue price applicable to the offered notes to be resold. In the future, we or one or more of our affiliates may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.